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                                                                     EXHIBIT 4.2



                         PROSPECTUS DATED JULY 9, 1996


                            The John Nuveen Company


                              3,800,000 SHARES OF

                              Class A Common Stock
                           (par value $.01 per share)


                            ISSUABLE PURSUANT TO THE

                    NUVEEN 1996 EQUITY INCENTIVE AWARD PLAN

                              ____________________


           THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY
              THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
                SECURITIES COMMISSION NOR HAS THE COMMISSION OR
                  ANY STATE SECURITIES COMMISSION PASSED UPON
                     THE ACCURACY OR ADEQUACY OF THIS PROS-
                       PECTUS.  ANY REPRESENTATION TO THE
                        CONTRARY IS A CRIMINAL OFFENSE.
                           __________________________

     No person has been authorized to give any information or to make any representations, other than those contained in this Prospectus, in connection with the offers described in this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by The John Nuveen Company. This Prospectus does not constitute an offer to sell, or the solicitation of any offer to buy, securities in any jurisdiction to any person to whom it is unlawful to make such an offer in such jurisdiction.
                           __________________________

                      THIS DOCUMENT CONSTITUTES PART OF A
                      PROSPECTUS COVERING SECURITIES THAT
                         HAVE BEEN REGISTERED UNDER THE
                            SECURITIES ACT OF 1933.



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     DOCUMENTS INCORPORATED BY REFERENCE AND AVAILABLE INFORMATION


     The following documents previously filed by The John Nuveen Company (the "Company") with the Securities and Exchange Commission (the "Commission") are incorporated by reference herein and shall be deemed to be a part hereof:

      (1) The Company's Annual Report on Form 10-K for the year ended December 31, 1995.

      (2) All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") since the end of the last fiscal year covered by the registrant document referred to in (1) above.

      (3) The description of the Company's Class A Common Stock contained in the Registration Statement on Form 8-A, filed with the Commission pursuant to Section 12 of the Exchange Act on April 27, 1992, including any amendment or report filed for the purpose of updating such decription.

     All documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Section 10(a) Prospectus for the Nuveen 1996 Equity Incentive Award Plan (the "Equity Plan") and to be part hereof from their respective dates of filing (such documents, and the documents enumerated above, being hereinafter referred to as "Incorporated Documents").

     Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Section 10(a) Prospectus for the Equity Plan to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Section 10(a) Prospectus for the Equity Plan.




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     This Section 10(a) Prospectus for the Equity Plan incorporates documents by reference which are not presented herein or delivered herewith. These documents (except for certain exhibits to such documents, unless such exhibits are specifically incorporated by reference herein) and other documents required to be delivered to employees pursuant to Rule 428(b) of the Securities Act of 1933, as amended, are available upon request without charge from James J. Wesolowski, Vice President, General Counsel and Secretary of the Company, 333 West Wacker Drive, Chicago, Illinois 60606, (312) 917-7700.


                    NUVEEN 1996 EQUITY INCENTIVE AWARD PLAN

PRINCIPAL TERMS OF THE EQUITY PLAN

     The following summary sets forth information relating to the Equity Plan, which has been recommended by the Compensation Committee (the "Compensation Committee") of the Board of Directors of the Company (the "Board") and approved by the Board, and by the Company's Shareholders at the Company's Annual Meeting of Shareholders on July 9, 1996, and the Class A Common Stock of the Company, par value $.01 per share (the "Class A Common Stock") being offered pursuant to the Equity Plan.

     Plan benefits are governed at all times by the terms of the Equity Plan (a copy of which accompanies this summary). In the event of any discrepancies between this summary and the Equity Plan, the Equity Plan shall be controlling in all cases.

     The general nature and purpose of the Equity Plan is, in keeping with the Company's compensation and incentive programs, to maintain a direct relationship between employee compensation and Company results by providing equity-based incentives for employees while at the same time permitting such incentives to qualify for unlimited federal income tax deductibility.

     Certain employees of the Company and its subsidiaries (expected eventually to comprise approximately 100 persons) are eligible to participate in the Equity Plan upon recommendation of the Bonus Committee of the Board and approval by the Compensation Committee. Subject to the terms of the Equity Plan, the Compensation Committee has authority to determine the nature, size, terms and conditions of, and all other matters relating to awards, to prescribe award agreements, and to interpret the Equity Plan. Awards under the Equity Plan ("Awards") may be in the form of grants of restricted Class A Common Stock and options to purchase Class A Common Stock.




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     Over the expected five-year plan period, an aggregate of 3.8 million shares of Class A Common Stock (subject to adjustments for stock dividends, stock splits, extraordinary distributions of cash or property, and certain changes in capitalization) are reserved for Awards under the Equity Plan. Up to 950,000 shares of Class A Common Stock may be issued in connection with awards of restricted stock under the Equity Plan.

     Performance Goals. The Compensation Committee may make Awards in lieu of a specified cash award under the Executive Officer Performance Plan or the Company's Annual Incentive Award Plan. Such Awards are designated "In Lieu Awards." The recipient of an In Lieu Award will receive for one or more plan years a cash incentive award under the Executive Officer Performance Plan or the Annual Incentive Award Plan that is reduced from the amount that would otherwise have been paid by an amount equal to the "Fair Value" of the In Lieu Award, as determined by the Compensation Committee at the time of grant. Vesting of an In Lieu Award may be contingent upon recipient earning a cash incentive award at least equal to such Fair Value. In addition, if the Compensation Committee so determines at the time of grant, Awards may be made subject to the achievement of one or more performance goals based upon attainment of one or any combination of the following: specified levels of earnings per share from continuing operations, operating income, revenues, return on operating assets, return on equity, shareholder return (measured in terms of stock price appreciation) and/or total shareholder return (measured in terms of stock price appreciation and/or dividends), achievement of cost control, or stock price, in each case of the Company or such subsidiary, division or department of the Company or subsidiary for or within which the participant is primarily employed. The performance goals also may be based upon attaining specified levels of Company performance under one or more of the measures described above relative to the performance of other corporations.

     Restricted Stock and Dividend Equivalents. Restricted stock awards consist of shares of Class A Common Stock that are awarded to a participant, subject to forfeiture if the conditions established by the Compensation Committee are not met. Such conditions may include, but are not limited to, continued employment for a specified period and/or the achievement of performance goals as described below. A participant may also elect to defer receipt of restricted stock until a time later than when the awards vest and would otherwise be deliverable.




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     Before the vesting of shares of restricted stock that are not deferred, a participant has voting and dividend rights with respect to his or her restricted shares, but cannot sell, transfer (other than by will or by the laws of descent and distribution), exchange or encumber the restricted shares. Before delivery of shares of restricted stock that are deferred, a participant has no rights of a shareholder with respect thereto, but will receive payment of compensation equal to the dividends that would otherwise be paid thereon ("dividend equivalents") on a current or deferred basis as elected by the participant. Any unvested restricted shares will vest if a participant's employment with the Company is terminated because of death, disability or retirement, by the Company for any reason other than Cause, by the participant for Constructive Termination, or as a result of a Disaffiliation Transaction, as all those terms are defined in the Equity Plan. Notwithstanding any other provision of the Equity Plan, in the event of a Change in Control of the Company (as defined in the Equity Plan), all shares of restricted stock that have not yet vested shall become immediately and fully vested and any remaining restrictions on transferability shall immediately lapse. The maximum number of shares of restricted stock that may be awarded to any one individual annually under the Equity Plan is 120,000 shares, subject to adjustment as described above.

     Stock Options. Options awarded under the Equity Plan will be granted in the form of "non-qualified stock options." Options entitle a participant to purchase shares of Class A Common Stock at a price per share established at the award date, which may not be less than the fair market value of such stock on the award date, and may be exercised not later than ten (10) years from the award date. Stock options, whether or not currently exercisable, may not be sold, transferred, exchanged or encumbered except in limited circumstances specified in the Equity Plan. Upon the termination of Employment of a participant because of death, disability or retirement, by the Company without Cause, by the participant for Constructive Termination or as a result of a Disaffiliation Transaction, except as otherwise specified by the Compensation Committee at the time of grant, any outstanding stock options that have not yet become exercisable will become exercisable, and all outstanding options will, in the case of options that are In Lieu Awards, remain exercisable for the remainder of their term; in the case of options that are not In Lieu Awards, such options will remain exercisable for not more than three years after termination of employment because of death, disability or retirement and not more than 60 days after the other types of termination. Except as otherwise specified by the Compensation Committee at the time of grant, in the event of termination of employment for any other reason, stock options that have not yet become



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exercisable shall be forfeited, and all other outstanding stock options shall remain exercisable for a period of 60 days following the date of termination (but not after the expiration date of the option). Notwithstanding any other provision of the Equity Plan, in the event of a Change in Control of the Company, all unexercised options granted thereunder shall become immediately and fully exercisable and any remaining restrictions on transferability of shares acquired pursuant to option exercise shall immediately lapse. The maximum number of shares that may be subject to an option grant to any one individual annually under the Equity Plan is 600,000 shares, subject to adjustment as described above. Once granted, options may not be repriced or replaced by new options with lower exercise prices.


CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

     The Company has been advised that, based on the present provisions of the Internal Revenue Code of 1986, as amended (the "Code"), and regulations promulgated thereunder, the federal income tax consequences of the grant, vesting and exercise of Awards under the Equity Plan and the subsequent disposition of stock acquired thereby will be as described below. The following discussion addresses only the general federal income tax consequences of Awards. Participants in the Equity Plan are urged to consult their own tax advisers regarding the impact of federal, state and local taxes, the federal alternative minimum tax, and securities laws restrictions, given their individual situations. The Equity Plan is not qualified under Section 401(a) of the Code.

     Non-qualified Stock Options. Only non-qualified stock options may be granted under the Equity Plan. Generally, an optionee will not recognize any taxable income, and the Company will not be allowed a tax deduction, upon the granting of a non-qualified stock option. Upon the exercise of a non-qualified stock option, the optionee realizes ordinary income in an amount equal to the excess, if any, of the fair market value of the shares acquired at the time the option is exercised over the exercise price for such shares. At that time, the Company will be allowed a tax deduction equal to the amount of ordinary taxable income recognized by the optionee, subject to the limitations described below.

     When an optionee exercises a non-qualified stock option by paying the exercise price solely in cash, the basis in the shares acquired is equal to the fair market value of the shares on the date ordinary income is recognized, and the holding period for such shares begins on the day after the shares



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are received.  When an optionee exercises a non-qualified stock option by exchanging previously acquired shares of Class A Common Stock held as capital assets in partial or full payment of the exercise price, shares of Class A Common Stock received by the optionee equal in number to the previously acquired shares exchanged therefor will be received free of tax and will have the same basis and holding period as such previously acquired shares. The optionee will recognize ordinary taxable income equal to the fair market value of any additional shares received by the optionee, less the amount of any cash paid by the optionee. The optionee will have a basis in such additional shares equal to their fair market value on the date ordinary income is recognized and the holding period of such shares will commence on the day after they are transferred to the optionee.

     Upon subsequent disposition of shares acquired upon exercise of a non-qualified stock option, the difference between the amount realized on the sale and the basis in the shares is treated as long-term or short-term capital gain or loss, depending on the holding period for the shares. Long-term capital gain treatment is applicable if the shares are held for more than one year. The subsequent disposition of shares acquired by exercise of a non-qualified stock option will not result in any additional tax consequences to the Company.

     Restricted Stock. Generally, a participant will not recognize any taxable income, and the Company will not be allowed a tax deduction, upon the grant of restricted stock. Upon the lapsing of restrictions on restricted stock, or, if the restricted stock is deferred pursuant to the provisions of the Equity Plan, upon the delivery of the restricted stock at the expiration of the deferral period, the holder will recognize ordinary income equal to the fair market value of the shares on the date of such lapse or delivery. Alternatively, if the restricted stock is not deferred, the participant may elect, within 30 days after the grant of restricted stock, to recognize ordinary income at the time of this grant, in which event the amount of such ordinary income will be equal to the fair market value of the shares on the date of grant without giving effect to the restrictions on transfer. In any event, at the time the participant recognizes income with respect to the restricted stock, the Company is entitled to a deduction in an equal amount, subject to the limitations described below.

     Limitations on Company's Ability to Take Deductions. The Company must satisfy applicable federal tax reporting requirements with respect to stock awards under the Equity Plan in order to be entitled to the deductions described above. In addition, Section 162(m) of the Code provides that compensation



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of any individual who is the Chief Executive Officer or any of the four other most highly-paid officers of the Company may not be deducted to the extent such compensation exceeds $1 million in any taxable year, unless such compensation qualifies as "performance-based" under Section 162(m). Awards granted under the Equity Plan should be able to qualify as performance-based for purposes of
Section 162(m) if they are either options granted with an exercise price not less than fair market value on the date of grant, or restricted stock the vesting of which is contingent upon the achievement of objective performance goals. However, the Equity Plan permits the making of awards that would not qualify as performance-based compensation.

     If Awards under the Equity Plan are accelerated in connection with a Change in Control of the Company, all or a portion of the value of such Awards may constitute "excess parachute payments." The Company would not be permitted to deduct excess parachute payments, and the recipient of such a payment would be subject to a 20 percent federal excise tax. Furthermore, excess parachute payments to individuals covered by Section 162(m) of the Code would reduce the $1 million limitation on deduction of their compensation by an equal amount, and thus could result in other compensation to such individuals being nondeductible.


AMENDMENT; ADMINISTRATION; ADDITIONAL INFORMATION

     The Equity Plan may be terminated, suspended, amended or modified by the Board with the consent of a majority of the Class B Directors, provided that no termination, suspension, amendment or modification (i) may be made without shareholder approval to the extent such approval is required by federal or state law, regulation or rule of any stock exchange or automated quotation system on which the Class A Common Stock is listed or quoted, or (ii) may, without the consent of the participant affected, impair the rights of a participant under the Equity Plan.

     The Equity Plan will be administered by the Compensation Committee. Each member of the Compensation Committee is, and must be, a "disinterested person," within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934 and an "outside director" within the meaning of Section 162(m) of the Code and the regulations thereunder. Members of the Compensation Committee are selected by the Board, may serve as long as they serve as directors of the Company, and may be removed at any time by action of a majority of the Board. The
Compensation Committee is authorized to establish rules and regulations for administration of the Equity Plan, to make




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awards under the Equity Plan, and to make determinations and interpretations under the Equity Plan. The Equity Plan is not subject to the Employee Retirement Income Security Act of 1974, as amended. Additional information about the Equity Plan and the administrators is available by contacting James
J. Wesolowski, Esq., Vice President, General Counsel and Secretary of the Company, 333 West Wacker Drive, Chicago, Illinois 60606, (312) 917-7700.







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